Exhibit 1

EXECUTION VERSION

AGREEMENT OF DIRECT PURCHASE AND SALE

BY AND BETWEEN

NEWQUEST ASIA FUND I, L.P.

AS BUYER,

AND

BLUE RIDGE INVESTMENTS LLC

AS SELLER

DATED AS OF FEBRUARY 4, 2011

AGREEMENT OF DIRECT PURCHASE AND SALE

This Agreement of Direct Purchase and Sale (this “Purchase Agreement”), dated as of February 4, 2011 (the “Signing Date”), is by and between NewQuest Asia Fund I, L.P., a Cayman Islands exempted limited partnership (“Buyer”), and Blue Ridge Investments LLC, a Delaware limited liability company (“Seller”). Each of Buyer and Seller is referred to individually herein as a “Party” and collectively, as the “Parties.” Capitalized terms used but not otherwise defined shall have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, Seller owns the Subject Interest; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Subject Interest, upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, each of Buyer and Seller agrees as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity; provided, that the Portfolio Company shall not be considered an Affiliate of any Party for purposes of this Purchase Agreement. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Asia Purchase Agreement” shall mean the Agreement of Purchase and Sale, dated as of February 4, 2011, as such agreement may be amended, modified or waived from time to time pursuant to its terms, by and among NewQuest Asia Fund I, L.P., a Cayman Islands exempted limited partnership, BankAmerica International Financial Corporation, a Delaware corporation, Blue Ridge Investments LLC, a Delaware limited liability company, CPI Ballpark Investments, Ltd., a Mauritius limited corporation, GTBVI Inc., a Mauritius corporation, Indopark Holdings Ltd., Merrill Lynch International, an unlimited liability corporation organized under the laws of England and Wales, Merrill Lynch PCG, Inc., a Delaware corporation, ML IBK Positions, Inc., a Delaware corporation, ML Knight 2003 Holdings Corp., a Cayman Islands corporation, Merrill Lynch JPNDC, Inc., a Delaware corporation, and TK Holdings I, LLC, a Delaware limited liability company.

“Assignment Agreements” shall mean the instruments of assignment and assumption pursuant to which (a) Seller assigns to Buyer all of its right, title and interest in and to the Subject Interest and (b) Buyer assumes all of the Obligations.

“Business Day” shall mean any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Capital Contribution” shall mean any contribution of capital, purchase price paid for any securities or any other payment made or (pursuant to the terms of the applicable Portfolio Company Agreement) deemed made to the Portfolio Company with respect to the Subject Interest (other than any amounts paid to the Portfolio Company as reimbursement for any costs and expenses incurred in connection with the transactions contemplated by this Purchase Agreement).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Governmental Authority” shall mean any transnational, domestic or foreign federal, state or local governmental, regulatory (including stock exchanges and antitrust regulatory bodies), self-regulatory or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof, or any judicial or quasi-judicial tribunal of competent jurisdiction thereof.

“Independent Auditor” shall mean an accounting firm of international reputation mutually agreeable to Buyer and Seller.

“Investment Manager” shall mean a Cayman Islands exempted company or a foreign corporation or other legal entity registered under Part IX of the Cayman Islands Companies Law (as amended), to be formed prior to Closing and which shall provide management and administrative services to the general partner of Buyer or the general partner of an affiliate of Buyer.

“Law” shall mean, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise; provided, that “Law” shall not include, for all purposes hereunder, compliance with the terms of, or any requirements under, any agreement to which a Party is bound (or any other contractual obligation of a Party), including, without limitation, any Portfolio Company Agreement.

“Marketable Securities” shall mean equity securities or debt securities, in each case which are listed on a national or international securities exchange or are quoted on any national or international automated inter-dealer quotation system, and which may be resold on any such securities market or exchange in a single transaction without volume or manner of sale limitations under applicable Law or the need for registration or qualification of such securities or such sale with any applicable Governmental Authority (other than routine administrative filings);

provided, that any such securities shall not constitute Marketable Securities if the aggregate amount of any such securities held by a Person is of a size in relation to the average trading volume of such securities that a sale of such aggregate amount would reasonably be expected to occur at a material discount to the then-current trading price of such securities.

“Obligations” shall mean all of Seller’s duties, liabilities and obligations under the Portfolio Company Agreements and, except to the extent arising prior to the Closing, under applicable Law.

“Person” shall mean an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

“Portfolio Company” shall mean China Hydroelectric Corporation.

“Portfolio Company Agreement” shall mean, with respect to the Subject Interest, any agreement, contract or document to which Seller is a party or which specifically inures to the benefit of Seller that governs the terms of Seller’s ownership of the Subject Interest or Seller’s rights and Obligations with respect to the Portfolio Company, including subscription agreements, investor rights agreements, stockholder agreements and registration rights agreements, in each case as amended, modified or supplemented and in effect from time to time.

“Proceeds” shall mean, with respect to the Subject Interest, and subject to Section 2.5, the sum (without duplication) of all amounts received from the Transfer, conversion, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of such Subject Interest, together with all distributions, dividends, interest and payments received by, or made or (pursuant to a Portfolio Company Agreement) deemed made with respect to the Subject Interest, either (a) by Seller or any subsidiary of Seller (other than the Portfolio Company), if received on or after the Signing Date but prior to the Closing Date; provided, that with respect to any non-cash Proceeds,

(i) if such non-cash Proceeds constitute or subsequently become Marketable Securities, such non-cash Proceeds shall be promptly sold for cash, whether received by Seller or any of its subsidiaries (other than the Portfolio Company), and shall constitute Proceeds upon such sale equal to the cash received therefor, net of any out-of-pocket brokerage commissions incurred in connection therewith; or

(ii) so long as such non-cash Proceeds do not constitute Marketable Securities, such non-cash Proceeds if received by Seller or any subsidiary of Seller (other than the Portfolio Company), shall not constitute Proceeds hereunder and shall be retained by Seller or such subsidiary and shall be included with the Subject Interest Transferred at Closing (and, for the avoidance of doubt, shall not require a reduction to or increase of the Purchase Price pursuant to Section 2.2(b), unless and until so sold for cash prior to Closing and in which case shall constitute Proceeds on the date so sold equal to the cash received therefor, net of any out-of-pocket brokerage commissions incurred in connection therewith).

“received” shall mean actually received or (to the extent the context permits, pursuant to a Portfolio Company Agreement) deemed received by a Person, but subject to subject to Section 2.5.

“Representatives” shall mean, with respect to any Person, the officers, directors, partners, members, employees, advisors, agents and representatives of such Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subject Interest” shall mean the loans, securities and/or other ownership interests set forth on Schedule 1 and any additions thereto pursuant to clause (ii) of the definition of “Proceeds”; it being understood that if the Portfolio Company at any time issues additional interests to the Seller, divides, combines or otherwise adjusts (by any stock or other equity split, reverse stock or equity split, stock or equity dividend, recapitalization, or otherwise) the Subject Interest, the definition of Subject Interest shall be automatically adjusted to include such additional interests (and if any Capital Contribution is made by Seller or any Proceeds are received by Seller, the Purchase Price shall be adjusted pursuant to Section 2.2(b)).

“Tax” or “Taxes” shall mean any federal, state, local or non-U.S. income, corporation, capital gains, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, capital, inheritance, windfall profits, gross receipts, sales, use, registration, stamp, premium, excise, turnover, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other charge by a Governmental Authority; in all cases, including all interest and penalties and late payment surcharges thereon and additions thereto, whether disputed or not.

“Transaction Documents” shall mean this Purchase Agreement, the Assignment Agreements and the certificates and documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to the Subject Interest, (a) when used as a verb, to sell, assign, dispose of, liquidate, exchange, pledge, encumber, hypothecate or otherwise transfer such Subject Interest or any economic participation or interest therein, whether directly or indirectly, and (b) when used as a noun, a direct or indirect sale, assignment, disposition, liquidation, exchange, pledge, encumbrance, hypothecation or other transfer of such Subject Interest or any participation or interest therein.

1.2 Payments. Payment of any and all amounts due and owing under this Purchase Agreement shall be denominated in U.S. dollars and shall be made by wire transfer of immediately available funds to the appropriate account designated in advance by the receiving Party.

1.3 Withholdings. Notwithstanding anything to the contrary in this Purchase Agreement, Buyer and Seller acknowledge and agree that no deduction or withholding is required as of the date hereof with respect to any payment made pursuant to this Purchase Agreement under applicable Law, including, for the avoidance of doubt, under any Laws of Hong Kong, the People’s Republic of China, or the United States of America. In the event of a change of relevant Law prior to the Closing Date, the Parties shall use their reasonable efforts to agree on the amount of Taxes required to be withheld, provided that if the Parties disagree as to whether a change in relevant Law has occurred or as to the amount of Taxes required to be withheld, then the matter shall be submitted to the Independent Auditor for resolution, the costs of which shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

1.4 Defaulted Amount. To the extent any portion of the Purchase Price is not paid to Seller when due hereunder (any such amount, a “Defaulted Payment”), then such Defaulted Payment shall bear interest at the rate of 10.0% per annum, compounded daily, from the due date for such Defaulted Payment until such time as the entire outstanding balance of such Defaulted Payment is paid in full by (or on behalf of) Buyer to Seller.

ARTICLE II

PURCHASE AND SALE OF THE PORTFOLIO

2.1 Agreement to Purchase and Sell. Subject to the terms and conditions of this Purchase Agreement, at the Closing (a) Seller shall Transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Subject Interest and the Portfolio Company Agreements related thereto to be Transferred at the Closing and (b) Buyer agrees to assume and perform all Obligations associated with the Subject Interest.

2.2 Purchase Price and Adjustments.

(a) The purchase price (the “Purchase Price”) for the Subject Interest shall be $13,095,362 (as such amounts may be adjusted in accordance with this Purchase Agreement). The Purchase Price shall be paid at the Closing in immediately available funds by wire transfer to a bank account designated by Seller.

(b) The Purchase Price shall be (i) increased on a dollar-for-dollar basis by any Capital Contributions made by Seller, on or after the Signing Date but prior to the Closing Date, and (ii) reduced (but not below zero) on a dollar-for-dollar basis by any Proceeds received on or after the Signing Date but prior to the Closing Date.

(c) Schedule 2.2(c) sets forth a description of all Capital Contributions made by Seller and Proceeds received with respect to the Subject Interest on or after the Signing Date. Seller shall deliver to Buyer:

(i) no later than 15 Business Days prior to the Closing Date, Schedule 2.2(c), together with reasonable supporting documentation setting forth a description of all Capital Contributions made by Seller and Proceeds received with respect to the Subject Interest on or after the Signing Date and prior to the date of such Schedule 2.2(c), and the Purchase Price shall be adjusted in accordance with the provisions of Section 2.2(b) to take into account the Capital Contributions and Proceeds included on such Schedule 2.2(c); and

(ii) on the Closing Date (as defined below), a revised Schedule 2.2(c), together with reasonable supporting documentation setting forth an updated description of all Capital Contributions made by Seller and Proceeds received with respect to the Subject Interest on or after the Signing Date and prior to the Closing Date, and the Purchase Price shall be adjusted in accordance with the provisions of Section 2.2(b) to take into account the Capital Contributions made by Seller and Proceeds received with respect to such Subject Interest on or after the date of the updated Schedule delivered pursuant to Section 2.2(c)(i) and prior to the Closing Date.

2.3 Closing. The closing of the purchase of the Subject Interest contemplated by this Purchase Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle in Chicago, Illinois 60654, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Closing, as applicable (other than conditions with respect to deliveries the respective Parties will make at the Closing itself, but subject to their satisfaction at the Closing) set forth in Article V or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

2.4 Delivery and Other Actions.

(a) The Purchase Price shall be paid by Buyer to the bank account designated in writing by Seller at least 2 Business Days prior to the Closing.

(b) At the Closing (i) Seller shall execute, and Seller shall deliver to Buyer, all necessary agreements of Transfer, Assignment Agreements and any other document or instrument reasonably requested or required by Buyer or the Portfolio Company in connection with the consummation of the transactions contemplated to occur at the Closing, (ii) Buyer shall execute and deliver to Seller all necessary joinders, agreements of Transfer, Assignment Agreements and any other document or instrument reasonably requested or required by Seller or the Portfolio Company in connection with the consummation of the transactions contemplated to occur at the Closing, (iii) Buyer shall assume, perform, discharge and pay, as and when due, all of the Obligations, (iv) Seller shall deliver to Buyer stock certificates or other instruments, if any, evidencing the Subject Interest, in each case endorsed in blank or accompanied by duly executed assignment documents, as applicable and (v) Buyer shall deliver to Seller the Purchase Price.

2.5 Taxes Imposed With Respect to Proceeds. For purposes of this Purchase Agreement, any withholding Taxes attributable to the receipt of any Proceeds received by Seller prior to the Closing shall be considered received by Seller; provided, that the following withholding Taxes shall not be considered received or deemed received with respect to any amounts that would otherwise be considered Proceeds and hence shall be excluded from the amount of Proceeds received or deemed received: (a) any withholding Taxes imposed on distributions, dividends, interest and similar payments received by, or made or (pursuant to a Portfolio Company Agreement) deemed made with respect to the Subject Interest (excluding, for the avoidance of doubt, Proceeds from a sale or other disposition of the Subject Interest) and (b)

with respect to Proceeds received on or prior to the Closing Date, any withholding Taxes attributable to the excess of such Proceeds over the allocated Purchase Price with respect to the Subject Interest, as adjusted pursuant to Section 2.2(b) on the later of (i) the Signing Date and (ii) immediately prior to the transaction giving rise to such Proceeds.

ARTICLE III

PRE-CLOSING COVENANTS

3.1 Cooperation. Each of the Parties will cooperate and use all commercially reasonable efforts to execute and deliver such additional documents, certificates and instruments, to perform such additional acts and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper, advisable or appropriate hereunder and under applicable Law to consummate the transactions contemplated hereby, including, without limitation, (a) such actions reasonably necessary to consummate the transactions contemplated hereby at the Closing (including all actions contemplated by Section 2.4), (b) such actions as reasonably necessary on a post-Closing basis re-title and re-issue in the name of Buyer (or its subsidiaries) the Subject Interest, if applicable, (c) satisfaction, but not waiver, of the Closing conditions as applicable set forth in Article V, and (d) furnishing any information or performing any action reasonably requested by the other Party (and/or, in the case of Buyer, requested by the Portfolio Company) that does not adversely affect such Party.

3.2 Exclusivity. Prior to the Closing Date and the date on which this Purchase Agreement is terminated pursuant to Article VIII, Seller shall not, and shall not permit any of its Representatives or any employees of Bank of America Corporation’s Global Principal Investment Group to, directly or indirectly, initiate, discuss or continue to discuss, approve, or enter into a transaction with, or provide any information to, any Person regarding any potential sale, assignment, transfer or other disposition (including of a beneficial or economic interest) of all or any portion of the Subject Interest (each such transaction similar in nature to the transactions contemplated by this Purchase Agreement being referred to herein as an “Alternative Transaction”), other than:

(a) discussions and/or a transaction with Buyer, Buyer’s limited partners and their respective Affiliates,

(b) discussions by and among Seller and its Affiliates; provided that such discussions may not involve consideration of a potential Alternative Transaction in favor of an acquisition of the Subject Interest by an Affiliate of Seller,

(c) discussions with current employees of Seller or its Affiliates who are to become members or employees of the Investment Manager and/or the employees of the Portfolio Companies regarding the transactions contemplated hereby and/or the Portfolio,

(d) discussions and transactions as required by and in compliance with the terms of any agreements to which any Seller is party with any Portfolio Company or with any other holder of securities of any Portfolio Company, and

(e) discussions with Representatives of the foregoing persons and entities described in foregoing clauses (a) through (e).

Notwithstanding the foregoing, nothing contained herein shall limit or prevent (i) Seller from responding to any inquiries or proposals from any third party regarding the Subject Interest, solely for the purposes of indicating to such third party that Seller is bound by exclusivity obligations (without specifying any further details of such exclusivity obligations, including the duration or expiration thereof); provided, that Seller provides Buyer with prompt notice of any written inquiries or proposals received by Seller, (ii) any commercial banking or investment banking activities of Seller or any Affiliates of Seller with respect to the Portfolio Company (and not, for the avoidance of doubt, with respect to Seller’s ownership interests in the underlying Subject Interest specifically) or (iii) Seller from taking any actions with respect to any securities of the Portfolio Company that are not Subject Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, as of the Signing Date as follows:

(a) Organization and Authorization. Seller is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the other Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the other Transaction Documents to which Seller is a party will have been at the Closing, duly authorized, executed and delivered by Seller, and this Purchase Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute at the Closing, its valid and binding obligation, enforceable against it in accordance with its respective terms.

(b) Portfolio Company Agreements. Schedule 4.1(b) sets forth a list of each of the Portfolio Company Agreements to which Seller is a party (including any amendments and, to the extent in a Seller’s possession, any schedules thereto). Seller has made available to Buyer copies of all of the Portfolio Company Agreements described in the preceding sentence.

4.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller, as of the Signing Date, as follows:

(a) Organization and Authorization. Buyer is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder. This Purchase Agreement has been, and each of the other Transaction Documents to which it is a party will have been at Closing, duly authorized, executed and delivered by Buyer. This Purchase Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute at the Closing, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

The obligation of Buyer and Seller to consummate the transactions contemplated by this Purchase Agreement at the Closing are subject to the satisfaction or waiver (by both Buyer and Seller) of each of the following conditions as of such Closing:

5.1 Legal Proceedings. At the Closing:

(a) No applicable Law shall prohibit the consummation of the transactions contemplated hereby.

(b) There shall not have been instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal or to restrain or prohibit the consummation of the transactions contemplated hereby.

5.2 Asia Purchase Agreement. At the Closing, the conditions to Closing (as defined in the Asia Purchase Agreement) in Article VII and VIII of the Asia Purchase Agreement shall have been satisfied or otherwise waived by the applicable parties thereto and the Closing shall be occurring simultaneously with the Closing hereunder.

5.3 Actions and Notices. At or prior to the Closing, the actions and notices set forth on Schedule 5.3 shall have been taken or given.

If the Closing occurs, all closing conditions thereto set forth in Article V which have not been fully satisfied as of the Closing shall (to the extent disclosed to Seller in a closing certificate delivered by Buyer or to Buyer in a closing certificate delivered by Seller) be deemed to have been waived by Seller and Buyer for all purposes of this Purchase Agreement.

ARTICLE VI

[INTENTIONALLY OMITTED]

ARTICLE VII

SURVIVAL AND REMEDIES

7.1 Survival and Remedies. All representations and warranties of, and all covenants and agreements made or performed or to be performed or complied with by, any Person contained herein, and all rights to bring any claims in respect of any breach of any such representation, warranty, covenant or agreement contained in this Purchase Agreement, shall expire at Closing and Buyer and Seller each agree that no Party shall have any further rights hereunder with respect to any such breach following the Closing; provided, that the rights and obligations of the parties under the Asia Purchase Agreement, including those set forth in Article X thereof, shall survive the Closing.

ARTICLE VIII

TERMINATION

8.1 Termination. This Purchase Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing:

(a) automatically in the event that Seller Representative (as defined in the Asia Purchase Agreement) designates the Subject Interest as an Excluded Interest (as defined in the Asia Purchase Agreement) under Section 8.1(a)(iii)(A) of the Asia Purchase Agreement;

(b) by mutual written agreement by Buyer and Seller; or

(c) by either Buyer or Seller, if the Asia Purchase Agreement is terminated pursuant to its terms.

The Party desiring to terminate this Purchase Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other Party.

8.2 Effect of Termination. In the event of termination of this Purchase Agreement pursuant to Section 8.1, the provisions of this Purchase Agreement shall immediately become void and of no further force and effect (other than the provisions of Sections 1.1 (Definitions), this Section 8.2 (Effect of Termination), and Article IX (Miscellaneous), each of which shall survive the termination of this Purchase Agreement), and there shall be no liability on the part of any Party, or any of their respective Affiliates or Representatives.

ARTICLE IX

MISCELLANEOUS

9.1 Expenses. Except as otherwise specifically provided for herein, all fees and expenses (including all fees of counsel, accountants, advisors, finders, and brokers retained by a Party) incurred in connection with this Purchase Agreement and the transactions contemplated hereunder (including any fees and expenses incurred in connection with the preparation of any notices and regulatory filings required in connection therewith), shall be borne by the Party incurring the same.

9.2 Notices. All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier, when received by facsimile transmission, electronic mail or other electronic transmission, or three (3) Business Days after the date when posted by air mail, with postage prepaid, addressed as specified in Schedule 9.2:

9.3 Assignment. This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Purchase Agreement may not be assigned by any Party without the prior written consent of each of the other Parties hereto; provided, that Buyer may assign its rights to acquire the Subject Interest hereunder to any Affiliate of Buyer to the extent contemplated by the Asia Purchase Agreement, provided that Buyer remains obligated for the payment of the Purchase Price hereunder.

9.4 Governing Law. This Purchase Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof (other than the New York General Obligations Law 5-1401).

9.5 Counterparts. This Purchase Agreement may be executed in multiple counterparts (including by means of facsimile or portable document format (.pdf) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Purchase Agreement, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person.

9.6 Specific Performance. Each of the Parties to this Purchase Agreement acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Purchase Agreement were not performed by such Party in accordance with their specific terms or were otherwise breached by such Party, that the other Parties to this Purchase Agreement will have no adequate remedy at law and that monetary damages would not be a sufficient remedy for any such failure or breach. Accordingly, each Party hereto shall be entitled, in addition to any other rights such Party may have (whether at law, in equity or by contract), to specific performance of the terms of this Purchase Agreement, including, without limitation, an injunction or injunctions to specifically enforce the terms and provisions hereof in any court of competent jurisdiction described in Section 9.7, without the necessity of posting any bond or other security and without the necessity of establishing that monetary damages would not be an adequate remedy.

9.7 Consent to Jurisdiction. Any and all legal actions and proceedings by a Party hereto concerning, relating to, or arising out of this Purchase Agreement or any of the other Transaction Documents or its enforcement shall be submitted to the exclusive jurisdiction of United States federal courts sitting in New York City, New York or any New York State court sitting in New York City, New York. Each of the Parties hereto hereby consents and submits to the jurisdiction of the aforesaid courts and waives and agrees not to plead or claim, in any legal action or proceeding with respect to this Purchase Agreement or any of the other Transaction Documents or its enforcement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party, that venue before any such court is improper, that any such court is an inconvenient forum, or that such legal action or proceeding should be transferred from any such court for any other reason. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that the party listed on Schedule 9.7 is such Party’s duly appointed, authorized agent for service of process in connection with any and all legal actions and proceedings arising under this Purchase Agreement or any of the other Transaction Documents and Buyer and Seller agree to maintain such appointments until the 30-month anniversary of the Closing Date; provided, that Buyer and Seller may, upon at least ten (10) Business Days’ prior written notice to the other Parties hereto, change the identity of its authorized agent for service of process in connection with any such legal actions and proceedings arising under this Purchase Agreement or any of the Transaction Documents.

9.8 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.9 Interpretation. The headings of the sections and subsections of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement. When a reference is made in this Purchase Agreement to sections, subsections, clauses, Schedules or Exhibits, such reference shall be to a section, subsection, clause, Schedule or Exhibit to this Purchase Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Unless otherwise specified, any reference to “knowledge” herein shall mean actual knowledge without any duty of inquiry or investigation. Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.

9.10 Entire Agreement. This Purchase Agreement, including the Schedules and Exhibits hereto, the other Transaction Documents, and the Asia Purchase Agreement, together with the other agreements, documents and certificates delivered pursuant to the terms of this Purchase Agreement, the other Transaction Documents and the Asia Purchase Agreement contain the complete agreement among the Parties hereto and supersede any prior understandings, agreements and representations by or among the Parties, whether written or oral, which may have related to the subject matter hereof in any way.

9.11 Amendment; Waiver. This Purchase Agreement may be amended only by a written instrument executed by Seller and Buyer; provided, however, the schedules to this Purchase Agreement may be unilaterally amended or updated by a Party to the extent such amendment or update by such Party is specifically contemplated by this Purchase Agreement or to conform to any schedule in the Asian Purchase Agreement applicable to such party’s representations and warranties therein. Except as otherwise specifically contemplated by this Purchase Agreement or the Asia Purchase Agreement, any failure of Buyer to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Seller, and any such failure by Seller may only be waived in writing by Buyer, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision.

9.12 Third Parties. Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.

9.13 Publicity. Except as may otherwise be required by applicable Law, no public statement (including by electronic mail transmission), press release or similar publicity release concerning this Purchase Agreement or the transactions contemplated by this Purchase Agreement shall be made by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller.

9.14 Transferability. If the Transfer of any portion of the Subject Interest would require the consent of any other party under a Portfolio Company Agreement, then this Purchase Agreement shall not constitute a contract to Transfer such Subject Interest, or such portion thereof, until such time as such consent has been received to the extent that an attempted Transfer without such consent would (a) constitute a breach of the relevant Portfolio Company Agreement, (b) create rights in others not desired by Seller or Buyer, or (c) create rights in third parties against Seller.

9.15 Resolution of Conflicts. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Purchase Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, or any other agreement, document or instrument contemplated hereby, this Purchase Agreement shall govern and prevail.

9.16 No Presumption Regarding Drafting. Each Party hereto acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by all of the Parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

9.17 Severability. If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

9.18 Miscellaneous. For purposes of this Purchase Agreement, a document (or signature page thereto) signed and transmitted by facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format is to be treated as an original document. The signature of any Party on such document, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any Party, any facsimile, telecopy or electronically mailed document shall be re-executed in original form by the Parties who executed the facsimile, telecopy or electronically mailed document. No Party may raise the use of a facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format, or the fact that any signature was transmitted through the use of a facsimile, telecopier, electronic mail or electronically transmitted “.pdf” format as a defense to the enforcement of this Purchase Agreement or any amendment or other document executed and delivered pursuant to this Purchase Agreement and each Party hereby forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement, acting by their duly authorized agents, as of the date first above written.

NEWQUEST ASIA FUND I, L.P.

By:	Marvin Holdings GP Limited,
its general partner

By	/s/ Jason Sambanju
	Name:	Jason Sambanju
	Title:	Director

By:	/s/ Brett A. Gordon
	Name:	Brett A. Gordon
	Title:	Director

By:	/s/ Alex Sao-Wei Lee
	Name:	Alex Sao-Wei Lee
	Title:	Director

By:	/s/ André Aubert
	Name:	André Aubert
	Title:	Director

[SIGNATURE PAGE TO CHINA HYRDO PURCHASE AND SALE AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement, acting by their duly authorized agents, as of the date first above written.

SELLER:

BLUE RIDGE INVESTMENTS LLC

By:	/s/ Jeffrey Atkins
Name:	Jeffrey Atkins
Its:	Managing Director

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]